                                                                      EXHIBIT 12

                HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                 (All dollar amounts are stated in millions.)




-------------------------------------------------------------------------------------------
Year ended December 31                           1995      1994    1993      1992      1991
-------------------------------------------  --------  --------  ------  --------  --------
Income from continuing operations            $  261.8  $  256.4  $220.4  $  239.5  $  156.7
Income taxes                                    175.4     103.6   107.4      92.3      32.5
-------------------------------------------  --------  --------  ------  --------  --------
Fixed charges:
 Interest expense (1)                           859.7     656.6   532.9     665.8     930.6
 Interest portion of rentals (2)                 14.8       8.6     4.9       9.5      12.5
-------------------------------------------  --------  --------  ------  --------  --------
Total fixed charges                             874.5     665.2   537.8     675.3     943.1
-------------------------------------------  --------  --------  ------  --------  --------

Total earnings as defined                    $1,311.7  $1,025.2  $865.6  $1,007.1  $1,132.3
===========================================  ========  ========  ======  ========  ========

Ratio of earnings to fixed charges               1.50      1.54    1.61      1.49      1.20
===========================================  ========  ========  ======  ========  ========

Preferred stock dividends (3)                $   12.0  $   10.1  $ 12.9  $   14.2  $   13.7
===========================================  ========  ========  ======  ========  ========

Ratio of earnings to combined fixed charges
 and preferred stock dividends                   1.48      1.52    1.57      1.46      1.18
===========================================  ========  ========  ======  ========  ========

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds (resulting from oversubscriptions of commercial paper), gains (losses) on purchases of sinking fund debentures, and interest earned on advances to parent company and affiliates.

(2) Represents one-third of rentals which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pre-tax equivalents based on effective tax rates of 40.1, 28.8, 32.8, 27.8 and 17.2 percent for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively.